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Exhibit 5.3

November 4, 2011

TransCanada PipeLines Limited
450 - 1st Street S.W.
Calgary, Alberta, Canada, T2P 5H1

Ladies and Gentlemen:

        We hereby consent to the references to this firm under the caption "Legal Matters" in the prospectus included as part of the registration statement on Form F-9 of TransCanada PipeLines Limited.

Very truly yours, /s/ Mayer Brown LLP Mayer Brown LLP

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  Exhibit 5.3